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EXHIBIT 99.1

NEWS RELEASE
===============================================================================
FOR IMMEDIATE RELEASE                                    THURSDAY, MAY 15, 2003

                      PRECISION OPTICS CORPORATION ANNOUNCES

                              THIRD QUARTER RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the third quarter and nine months of fiscal year 2003 ended March 31, 2003. All shares and per share data reflect the effects of a 1-for-6 reverse stock split that became effective on January 29, 2003.

THIRD QUARTER HIGHLIGHTS

     o Revenues for the quarter were $903,068, up 53.1% sequentially and up 151.6% from the prior year, to the highest level in seven quarters.

     o Gross margin improved from a negative 29.9% last year to a positive 34.1% in the current quarter.

     o Net loss for the third quarter was reduced by $.7 million from a year ago to $416,713, or $.24 per share compared to $.65 per share last year.

     o Cash and cash equivalents were $3.8 million at quarter end.

     o Prototypes of an innovative specialty endoscope were shipped to a major new customer in March, leading to an initial production order of approximately $335,000.

     o Patent and trademark applications were filed for advanced technology related to autoclavable endoscope design and endoscope manufacturing.

OPERATING RESULTS

Revenues for the quarter ended March 31, 2003 were $903,068 compared to $358,896 for the same period in fiscal year 2002, an increase of 151.6%. Revenues for the quarter increased 53.1% sequentially from the preceding quarter. Net loss was $416,713 compared to a net loss of $1,140,950 last year. Basic and diluted loss per share was $0.24 in the current quarter ended March 31, 2003, versus $0.65 per share for the comparable period last year. The weighted average common shares outstanding were 1,752,052 during both periods. In the preceding quarter ended December 31, 2002, net loss was $710,986, or $0.41 per share.

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For the nine months ended March 31, 2003, revenues were $2,035,270 compared to
$1,173,306 for the same period last year, an increase of 73.5%. Net loss, including charges for asset impairment and restructuring of $53,131, was $1,919,590 or $1.10 per share, compared to a net loss of $8,642,180, or $4.93 per share, for the same period last year. Last year's net loss included charges for asset impairment, restructuring and inventory write-down totaling $4,652,628. The weighted average common shares outstanding were 1,752,052 during both periods.

The increase in revenues for the quarter and nine months ended March 31, 2003 was due primarily to higher sales of stereo endoscope products.

CUSTOMER RELATIONSHIPS

In March the Company shipped prototypes of a new specialty endoscope for cardiac surgical applications to a significant new customer. Following a successful evaluation of these prototypes and a rigorous audit of the Company's quality system and processes, the customer placed initial production orders totaling approximately $335,000. Production and shipment is to begin during the quarter ending June 30, 2003.

Also in March, the Company's principal customer for stereo endoscopes and cameras announced that it has entered into a merger agreement to be acquired by another of the Company's customers (pending shareholder approval). Sales to this customer accounted for 67% and 50% of total revenues for the quarter and nine months ended March 31, 2003, respectively. It is uncertain as to what effects the pending merger will have on the Company's relationship with this customer and whether future business prospects will materialize. While this customer has expressed satisfaction with the Company's stereo endoscope products to date, currently the Company has no significant open orders from this customer for future delivery. Since currently business with this customer is very important to the Company, the loss of such business would have a material adverse effect on the Company's operations and financial position. The Company continues its vigorous pursuit of sales of a new generation of advanced endoscopes to this customer, and further sales opportunities with other customers from new non-stereo products recently brought to production in the past year.

TECHNICAL ACHIEVEMENTS

During the quarter, the Company filed two patent applications with the U.S. Patent and Trademark Office related to its proprietary endoscope technology. The first covers the Company's LENSLOCK(TM) technology, which improves ruggedness, clarity and image sharpness, and is applicable to essentially all instruments in the Company's endoscope product line. The second application was filed for an innovative design for autoclavable endoscopes. The major benefits of autoclavable instruments include increased patient safety, quick turnaround, and elimination of hazardous sterilant and by-product materials, all of which enhance value

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to the user. The Company believes its autoclavable endoscope technology will continue to generate significant opportunities for endoscope revenue growth.

OUTLOOK

For the quarter ended March 31, 2003, the total of cash and cash equivalents plus receivables decreased by approximately $349,000 from December 31, 2002, compared to a decrease of approximately $526,000 for the quarter ended December 31, 2002, and approximately $807,000 for the quarter ended September 30, 2002, continuing this positive sequential trend. Cash and cash equivalents decreased by approximately $801,000 for the quarter ended March 31, 2003, compared to a decrease of approximately $500,000 for the quarter ended December 31, 2002. This increased cash usage is attributable primarily to higher inventory purchases and customer receivables to support the higher sales level in the quarter ended March 31, 2003. Receivables at March 31, 2003 increased by approximately $452,000 during the quarter and represented approximately 80% of third quarter revenues. Also contributing to the higher receivables at March 31, 2003, and thus the higher cash usage, was the pattern of shipments during the third quarter. A significant amount of product shipments (over 50%) occurred during the last month of the quarter ended March 31, 2003. As a result, cash receipts in the quarter ending June 30, 2003 are expected to be significantly higher than the previous quarter.

Capital equipment expenditures during the nine months ended March 31, 2003 were approximately $22,000, down 69% from the nine months ended March 31, 2002. Future capital expenditures will be dependent upon future sales and success of on-going research and development efforts.

For the quarter ended March 31, 2003, research and development expenses were approximately $253,000, down 49.7% from the $503,000 in the quarter ended March 31, 2002. It is anticipated that quarterly R&D expenses for the foreseeable future will remain at this lower level, but is ultimately dependent upon the Company's assessment of new product opportunities.

ABOUT PRECISION OPTICS

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company's medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures. Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company's Internet Website is www.poci.com.

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               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE THREE AND NINE MONTHS ENDED
                             MARCH 31, 2003 AND 2002
                                   (UNAUDITED)

                                                       -- THREE MONTHS --                  -- NINE MONTHS --
                                                        2003           2002               2003          2002
REVENUES                                              $903,068       $358,896          $2,035,270     $1,173,306

COST OF GOODS SOLD                                     595,249        466,033           1,607,186      2,438,945
                                                     ---------    -----------         -----------    -----------
         Gross Profit (Loss)                           307,819       (107,137)            428,084     (1,265,639)
                                                     ---------    -----------         -----------    -----------

RESEARCH and DEVELOPMENT                               253,449        503,401             902,642      1,916,298

SELLING, GENERAL and
ADMINISTRATIVE EXPENSES                                487,064        553,045           1,420,384      1,501,214

PROVISION FOR ASSET IMPAIRMENT and
RESTRUCTURING                                                -              -              53,131      4,112,628
                                                     ---------    -----------         -----------    -----------
              Total Operating Expenses                 740,513      1,056,446           2,376,157      7,530,140
                                                     ---------    -----------         -----------    -----------

         Operating Loss                               (432,694)    (1,163,583)         (1,948,073)    (8,795,779)

INTEREST INCOME                                         15,318         30,017              54,423        166,650

INTEREST EXPENSE                                          (207)        (7,384)             (6,769)       (13,051)

GAIN (LOSS) ON SALE OF ASSETS HELD
FOR SALE                                                   870              -             (19,171)             -
                                                     ---------    -----------         -----------    -----------
         Net Loss                                    $(416,713)   $(1,140,950)        $(1,919,590)   $(8,642,180)
                                                     =========    ===========         ===========    ===========

Basic and Diluted Loss Per Share (1)                    ($0.24)        ($0.65)             ($1.10)        ($4.93)
                                                         =====          =====               =====          =====

Weighted Average Common Shares
    Outstanding (1)                                  1,752,052      1,752,052           1,752,052      1,752,052
                                                     =========      =========           =========      =========

(1) After giving effect to a 1-for-6 reverse stock split that became effective on January 29, 2003.

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               PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                         March 31, 2003
                                                                            (UNAUDITED)           JUNE 30, 2002
                                                                           -------------          -------------
                                    ASSETS

CURRENT ASSETS
         Cash and Cash Equivalents                                          $ 3,788,581            $ 5,825,601
         Accounts Receivable, Net                                               729,661                374,499
         Inventories                                                          1,241,855              1,009,009
         Refundable Income Taxes                                                      -                 13,849
         Prepaid Expenses                                                       168,596                 93,574
         Assets Held for Sale                                                   276,061                847,696
                                                                           -------------           -----------
                  Total Current Assets                                        6,204,754              8,164,228
                                                                           -------------           -----------
PROPERTY AND EQUIPMENT                                                        4,008,229              3,983,698
         Less: Accumulated Depreciation                                      (3,665,434)            (3,492,403)
                                                                           -------------           -----------
                  Net Property and Equipment                                    342,795                491,295
                                                                           -------------           -----------
OTHER ASSETS                                                                    239,232                224,516
                                                                           -------------           -----------
TOTAL ASSETS                                                               $  6,786,781            $ 8,880,039
                                                                           =============           ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES                                                    $  587,451               $746,524
                                                                           -------------           -----------
CAPITAL LEASE OBLIGATION AND OTHER                                                3,110                 17,705
                                                                           -------------           -----------

STOCKHOLDERS' EQUITY
         Common Stock, $.01 par value-
              Authorized -- 20,000,000 shares
              Issued and Outstanding - 1,752,052 shares
                  at March 31, 2003 and
                  June 30, 2002 (1)                                              17,521                 17,521
         Additional Paid-in Capital (1)                                      27,770,175             27,770,175
         Accumulated Deficit                                               ( 21,591,476)           (19,671,886)
                                                                           -------------           -----------
                  Total Stockholders' Equity                                  6,196,220              8,115,810
                                                                           -------------           -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $6,786,781             $8,880,039
                                                                           =============           ===========

     (1) After giving effect to a 1-for-6 reverse stock split that became effective on January 29, 2003.

              Forward-looking statements contained in this news release, including those related to the Company's products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company's control, include, but are not limited to, the uncertainty and timing of the successful development of the Company's new products, the risks associated with reliance on a few key customers; the Company's ability to regain and maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company's ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company's research and development expenditures; the timing

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     and level of market acceptance of customers' products for which the Company supplies components; performance of the Company's vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30,
     2002.

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